Pricing supplement no. 288
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016,
product supplement no. 4-I dated April 15, 2016 and

underlying supplement no. 1-I dated April 15, 2016

Registration Statement Nos. 333-209682 and 333-209682-01 Dated June 22, 2016 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$25,000,000 Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due July 12, 2021 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to any Review Date (other than the final Review Date), the closing level of each of the S&P 500® Index and the Russell 2000® Index on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Ending Index Level of each Index is at or above its Call Level applicable to the final Review Date. If the notes are not automatically (which means that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 40%), investors will lose more than 40% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The notes are not linked to a basket composed of the Indices. The payment upon automatic call or at maturity is linked to the performance of each of the Indices individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index,” and collectively, the “Indices”)
Automatic Call:	If (1) with respect to any Review Date (other than the final Review Date), the closing level of each Index on that Review Date is greater than or equal to its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Ending Index Level of each Index is greater than or equal to its Call Level applicable to the final Review Date, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:	In each Index, (1) with respect to any Review Date (other than the final Review Date), 100% of the Initial Index Level of that Index or, (2) with respect to the final Review Date, 60% of the Initial Index Level of that Index
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• 9.50%* × $1,000 if automatically called on the first Review Date

• 19.00%* × $1,000 if automatically called on the second Review Date

• 28.50%* × $1,000 if automatically called on the second Review Date

• 38.00%* × $1,000 if automatically called on the second Review Date

• 47.50%* × $1,000 if automatically called on the final Review Date

Payment at Maturity:

If the notes are not automatically called (which means that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 40%), you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the notes are not automatically called (which means that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 40%), you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Index, the closing level of that Index on the Pricing Date, which was 2,085.45 for the S&P 500® Index and 1,148.971 for the Russell 2000® Index
Ending Index Level:	With respect to each Index, the arithmetic average of the closing levels of that Index on the Ending Averaging Dates
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices
Pricing Date:	June 22, 2016
Original Issue Date:	On or about June 27, 2016 (Settlement Date)
Review Dates†:	July 7, 2017, July 9, 2018, July 8, 2019, July 7, 2020 and July 7, 2021 (final Review Date)
Ending Averaging Dates†:	June 30, 2021, July 1, 2021, July 2, 2021, July 6, 2021 and July 7, 2021
Call Settlement Date†:	The third business day after the applicable Review Date, except that if the notes are called on the final Review Date, the Call Settlement Date will be the Maturity Date
Maturity Date†:	July 12, 2021
CUSIP:	46646EKH4
†	Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$17.50	$982.50
Total	$25,000,000	$437,500	$24,562,500
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $17.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $978.70 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

June 22, 2016

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
  Prospectus supplement and prospectus, each dated April 15, 2016:
  http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 1

Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Lesser Performing Index?

The following table and examples illustrate the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Indices as shown under the columns “Appreciation/Depreciation of Lesser Performing Index at Review Date” and “Lesser Performing Index Return.”  The table and examples below assume that the Lesser Performing Index is the Russell 2000® Index and that the closing level of the S&P 500® Index on each Review Date is greater than its Call Level.  We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your return on the notes on any Review Date.  The following table assumes a hypothetical Initial Index Level of 1,150, a hypothetical Call Level with respect to any Review Date other than the final Review Date of 1,150 (equal to 100% of the hypothetical Initial Index Level and a Call Level with respect to the final Review Date of 690 (equal to 60% of the hypothetical Initial Index Level.  The table and examples reflect that the call premiums used to calculate the call premium amount applicable to the first, second, third, fourth and final Review Dates are 9.50%, 19.00%, 28.50%, 38.00% and 47.50%, respectively, regardless of the appreciation of the Lesser Performing Index, which may be significant.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.  For an automatic call to be triggered, the closing level of each Index must be greater than or equal to its Call Level on the applicable Review Date.  The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date						Final Review Date
Closing Level at Review Date	Appreciation/ Depreciation of Lesser Performing Index at Review Date	Total Return at First Call Settlement Date	Total Return at Second Call Settlement Date	Total Return at Third Call Settlement Date	Total Return at Fourth Call Settlement Date	Ending Index Level (1)	Lesser Performing Index Return	Total Return at Maturity
2,070.00	80.00%	9.50%	19.00%	28.50%	38.00%	2,070.00	80.00%	47.50%
1,955.00	70.00%	9.50%	19.00%	28.50%	38.00%	1,955.00	70.00%	47.50%
1,840.00	60.00%	9.50%	19.00%	28.50%	38.00%	1,840.00	60.00%	47.50%
1,725.00	50.00%	9.50%	19.00%	28.50%	38.00%	1,725.00	50.00%	47.50%
1,610.00	40.00%	9.50%	19.00%	28.50%	38.00%	1,610.00	40.00%	47.50%
1,495.00	30.00%	9.50%	19.00%	28.50%	38.00%	1,495.00	30.00%	47.50%
1,380.00	20.00%	9.50%	19.00%	28.50%	38.00%	1,380.00	20.00%	47.50%
1,265.00	10.00%	9.50%	19.00%	28.50%	38.00%	1,265.00	10.00%	47.50%
1,150.00	0.00%	9.50%	19.00%	28.50%	38.00%	1,150.00	0.00%	47.50%
1,092.50	-5.00%	N/A	N/A	N/A	N/A	1,092.50	-5.00%	47.50%
1,035.00	-10.00%	N/A	N/A	N/A	N/A	1,035.00	-10.00%	47.50%
920.00	-20.00%	N/A	N/A	N/A	N/A	920.00	-20.00%	47.50%
805.00	-30.00%	N/A	N/A	N/A	N/A	805.00	-30.00%	47.50%
690.00	-40.00%	N/A	N/A	N/A	N/A	690.00	-40.00%	47.50%
689.89	-40.01%	N/A	N/A	N/A	N/A	689.89	-40.01%	-40.01%
575.00	-50.00%	N/A	N/A	N/A	N/A	575.00	-50.00%	-50.00%
460.00	-60.00%	N/A	N/A	N/A	N/A	460.00	-60.00%	-60.00%
345.00	-70.00%	N/A	N/A	N/A	N/A	345.00	-70.00%	-70.00%
230.00	-80.00%	N/A	N/A	N/A	N/A	230.00	-80.00%	-80.00%
115.00	-90.00%	N/A	N/A	N/A	N/A	115.00	-90.00%	-90.00%
0.000	-100.00%	N/A	N/A	N/A	N/A	0.000	-100.00%	-100.00%
(1)	The Ending Index Level is equal to the arithmetic average of the closing levels of the Lesser Performing Index on the Ending Averaging Dates.

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Lesser Performing Index increases from the Initial Index Level of 1,150 to a closing level of 1,265 on the first Review Date. Because the closing level of the Lesser Performing Index on the first Review Date of 1,265 is greater than its Call Level of 1,150 applicable to the First Review Date, the notes are automatically called, and the investor receives a single payment of $1,095 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to closing levels of 1,035, 925, 805 and 575 on the first, second, third and fourth Review Dates, respectively, and to an Ending Index Level of 805. Because the closing level of the Lesser Performing Index on each of the first four Review Dates (1,035, 925, 805 and 575) is less than its Call Level of 1,150 applicable to each Review Date other than the final Review Date, the notes are not automatically called on these Review Dates. However, because the Ending Index Level of the Lesser Performing Index of 805 is greater than its Call Level of 690 applicable to the final Review Date, even though the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,475 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS- 2

Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Example 3: The level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to closing levels of 920, 805, 575 and 460 on the first, second, third and fourth Review Dates, respectively, and to an Ending Index Level of 345. Because (a) the closing level of the Lesser Performing Index on each of the first four Review Dates (920, 805, 575 and 460) is less than its Call Level of 1,150 applicable to each Review Date other than the final Review Date, (b) the Ending Index Level of the Lesser Performing Index of 345 is less than its Call Level of 690 applicable to the final Review Date and (e) the Lesser Performing Index Return is -70%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3

Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If, (1) with respect to any Review Date (other than the final Review Date), the closing level of each Index is greater than or equal to the Call Level of 100% of its Initial Index Level (applicable to each Review Date other than the final Review Date) on that Review Date or, (2) with respect to the final Review Date, the Ending Index Level is greater than or equal to the Call Level of 60% of its Initial Index Level (applicable only to the final Review Date), your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 9.50% × $1,000 if automatically called on the first Review Date, (ii) 19.00% × $1,000 if automatically called on the second Review Date; (iii) 28.50% × $1,000 if automatically called on the third Review Date; (iv) 38.00% × $1,000 if automatically called on the fourth Review Date; or (v) 47.50% × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL FOR A RETURN BASED ON THE CALL PREMIUM AT MATURITY EVEN IF THE LESSER PERFORMING INDEX RETURN IS NEGATIVE —The Call Level for each Index with respect to the final Review Date is set at 60% of its Initial Index Level. Accordingly, if the notes have not been previously called, with respect to the final Review Date, you will receive the applicable call premium even if the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by up to 40%.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately five years, the notes will be automatically called before maturity if, (1) with respect to any Review Date (other than the final Review Date), the closing level of each Index on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Ending Index Level of each Index is at or above its Call Level applicable to the final Review Date, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — Because the Call Level for each Index with respect to the final Review Date is set at 60% of its Initial Index Level, if the notes have not been previously called, at maturity you will be entitled to the full repayment of your principal plus the applicable call premium even if the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by up to 40%. However, if the notes are not automatically called (which means that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 40%), for every 1% that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S.

JPMorgan Structured Investments —	PS- 4

Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

JPMorgan Structured Investments —	PS- 5

Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called (which means that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 40%), you will lose 1% of the principal amount of your notes at maturity for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of the appreciation of either or both Indices, which may be significant. Because the closing level of either or both Indices at various times during the term of the notes could be higher than on the Review Date, you may receive a lower payment upon automatic call or at maturity, as applicable, than you would have if you had invested directly in either or both Indices.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH INDEX — Your return on the notes and your payment upon automatic call or at maturity, if any, is not linked to a basket consisting of the Indices. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. The performance of the Indices may not be correlated. Poor performance by either of the Indices over the term of the notes could result in the notes not being automatically called on any Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the closing level of each Index.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing

JPMorgan Structured Investments —	PS- 6

Review Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Index, you will not benefit from the performance of the other Index.  Accordingly, if the notes are not automatically called (which means that the Final Index Level of the Lesser Performing Index is less than its Initial Index Level by more than 40%), you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.  This will be true even if the Ending Index Level of the other Index is greater than or equal to its Initial Index Level.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;

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•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the levels of the Indices;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the equity securities included in the Indices;
•	the expected positive or negative correlation between the Indices, or the expected absence of any such correlation;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments or have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities included in the Indices would have.
•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Pricing Date that, (1) with respect to any Review Date (other than the final Review Date), the closing level of that Index could be below its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Ending Index Level of that Index could be below its Call Level applicable to the final Review Date. An Index’s volatility, however, can change significantly over the term of the notes. The closing level of an Index could fall sharply between the Pricing Date and the applicable Review Date, which could result in the notes not being automatically called and a significant loss of principal.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 7, 2011 through June 17, 2016. The closing level of the S&P 500® Index on June 22, 2016 was 2,085.45. The closing level of the Russell 2000® Index on June 22, 2016 was 1,148.971.

We obtained the various closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Index on any Review Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your principal amount.

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The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Least Performing Index?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s

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authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

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